Exhibit 99.1

Press Release	Source: Axesstel, Inc.

FOR IMMEDIATE RELEASE

Axesstel Announces Effectiveness of Resale Registration Statement

Friday, May 28

SAN DIEGO, May 28 — Axesstel, Inc., a Nevada corporation (Amex: AFT), today announced that the Securities and Exchange Commission declared effective today its registration statement on Form S-3 covering resales by certain security holders of up to 4,899,462 shares of common stock. The registration statement, initially filed on Form S-2 on May 5, 2004, was amended by a pre-effective amendment filed on Form S-3 on May 28, 2004.

The shares included in the registration statement are related to various transactions, including the January 2004 common stock and warrant financing in which Axesstel raised $2.72 million in gross proceeds, the January 2004 convertible term note financing in which Axesstel raised $1 million in gross proceeds and the March 2004 convertible term note and warrant financing in which Axesstel raised $3 million in gross proceeds.

Axesstel will not receive any proceeds from any resale by the selling security holders of the securities registered in the registration statement. However, Axesstel may receive $2.2 million in additional gross proceeds if all the warrants to purchase the common stock included in the registration statement are exercised in full by the selling security holders.

This press release is not an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Axesstel, Inc.

Axesstel, Inc., a Nevada Corporation, is powering the next generation of wireless, fixed and hybrid mobile devices based on CDMA, CDMA2000, 802.11, and emerging 3G and 4G broadband IP technologies. Axesstel is pursuing technology and applications that will enable the development and delivery of carrier-class subscriber-based solutions, including fixed terminals, handsets and wireless payphones. To date, Axesstel’s Qualcomm-licensed products can be found in more than fifteen countries worldwide. Axesstel is headquartered in San Diego, California with a research and development center in Seoul, Korea. For more information, visit Axesstel’s website at www.axesstel.com.